Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VUZIX CORPORATION

Vuzix Corporation (the “Corporation”), a Delaware corporation, does hereby certify that:

1. The first sentence of Article 4 of the amended and restated certificate of incorporation is hereby amended and restated in its entirety to read as follows:

The total number of shares of all classes of which the Corporation shall have authority to issue shall be 205,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 20th day of June, 2025.

VUZIX CORPORATION

By:	/s/ Grant Russell
Name: Grant Russell
Title: Chief Financial Officer